Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

ITASCA, IL, February 3, 2015 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter and year ended December 31, 2014. A printer-friendly format and supplemental quarterly data are available at www.ajg.com. For a description of the non-GAAP measures used to report financial results in this earnings release and their most comparable GAAP measures, please see “Information Regarding Non-GAAP Measures” beginning on page 8.

“We had an excellent quarter to finish an outstanding year, and we are well positioned for 2015,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “In the fourth quarter, our combined Brokerage and Risk Management segments posted 31% growth in adjusted revenues, of which 5.6% was total organic growth. Our adjusted EBITDAC increased 45% and adjusted net earnings per share grew 21%. We also improved our adjusted EBITDAC margins 218 basis points compared to the fourth quarter of 2013. For the year, our combined Brokerage and Risk Management segments posted 30% growth in adjusted revenues, of which 5.5% was total organic growth, adjusted EBITDAC increased 39%, adjusted net earnings per share grew 21% and we improved our adjusted EBITDAC margins 163 basis points.”

•	Our Brokerage segment had a terrific quarter. Adjusted revenues increased 36%, of which 3.8% was total organic growth, adjusted EBITDAC increased 47%, and we improved our adjusted EBITDAC margin 186 basis points. For the year, adjusted total revenues increased 30%, of which 4.3% was organic, adjusted EBITDAC increased 39% and we improved our adjusted EBITDAC margin 148 basis points. Additionally, our acquisition program finished strong and our integration efforts are on track. During the fourth quarter, we completed another 15 acquisitions with annualized revenues of nearly $68 million. For the full year, we completed 60 acquisitions with annualized revenues of $761 million. Excluding the three large acquisitions, we added 57 firms with an average of approximately $4 million of revenues, demonstrating that our bolt-on M&A strategy is flourishing.

•	Our Risk Management segment had an outstanding quarter. Adjusted total organic revenues increased 12.6% and we improved our adjusted EBITDAC margin 225 basis points. For the year, adjusted total revenues increased 10% and we surpassed our 16% margin target by approximately 50 basis points.

•	Our clean energy investments had an excellent quarter and full year — up 44% compared to the fourth quarter of 2013 and up 56% for the full year.

•	We are comfortable with the current rate environment and we continue to see indications that our customers are anticipating growth in 2015 and beyond — this is a healthy environment for brokers.

“Finally, our culture is alive and thriving around the globe. In 2014, we added thousands of associates to the Gallagher family of professionals. They bring similar cultures and share our dedication to providing the highest quality customer service. Together, our teams are energized by our growth and excited about the vast array of resources, capabilities and risk management solutions we offer in the marketplace.”

The following tables on pages 2 and 3 provide information that management believes is helpful when comparing 2014 revenues, EBITDAC and diluted net earnings per share with the same periods in 2013. In addition, these tables provide reconciliations to the most comparable GAAP measures for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share, and the reconciliation for EBITDAC is provided on page 10.

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Quarter Ended December 31							Diluted Net
	Revenues			EBITDAC			Earnings Per Share
Segment	4th Q 14	4th Q 13	Chg	4th Q 14	4th Q 13	Chg	4th Q 14	4th Q 13	Chg
	(in millions)			(in millions)
Brokerage, as adjusted	$798.6	$586.5	36%	$195.1	$132.4	47%	$0.50	$0.41	22%
Gains on book sales	4.7	1.9		4.7	1.9		0.02	0.01
Acquisition integration	—	—		(26.5)	(6.8)		(0.12)	(0.03)
Workforce & lease termination	—	—		(1.8)	(6.6)		(0.01)	(0.03)
Acquisition related adjustments	—	—		—	—		0.01	0.01
Levelized foreign currency translation	—	4.3		—	0.7		—	—
Effective income tax rate impact	—	—		—	—		(0.01)	0.01

Brokerage, as reported	803.3	592.7		171.5	121.6		0.39	0.38

Risk Management, as adjusted	167.9	149.2	13%	27.2	20.8	31%	0.08	0.07	14%
New South Wales client run-off	—	—		(12.9)	—		(0.05)	—
Workforce & lease termination	—	—		(0.2)	(1.5)		—	(0.01)
Claim portfolio transfer ramp up	—	—		(1.7)	(1.2)		(0.01)	—
Levelized foreign currency translation	—	2.3		—	0.8		—	—

Risk Management, as reported	167.9	151.5		12.4	18.9		0.02	0.06

Total Brokerage & Risk Management, as reported	$971.2	$744.2		$183.9	$140.5		0.41	0.44

Corporate, as adjusted							(0.02)	0.01
Retirement plan de-risking strategies							(0.08)	—

Corporate, as reported							(0.10)	0.01

Total Company, as reported							$0.31	$0.45

Total Brokerage & Risk Management, as adjusted	$966.5	$735.7	31%	$222.3	$153.2	45%	$0.58	$0.48	21%

Total Company, as adjusted							$0.56	$0.49	14%

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Year Ended December 31							Diluted Net
	Revenues			EBITDAC			Earnings Per Share
Segment	Year 14	Year 13	Chg	Year 14	Year 13	Chg	Year 14	Year 13	Chg
	(in millions)			(in millions)
Brokerage, as adjusted	$2,907.0	$2,149.9	35%	$733.4	$510.5	44%	$2.06	$1.65	25%
Gains on book sales	7.3	5.2		7.3	5.2		0.03	0.03
Acquisition integration	—	—		(67.1)	(24.1)		(0.33)	(0.11)
Workforce & lease termination	—	—		(8.0)	(7.8)		(0.03)	(0.04)
Acquisition related adjustments	—	—		(1.1)	—		(0.02)	0.04
Levelized foreign currency translation	—	(10.8)		—	0.2		—	—

Brokerage, as reported	2,914.3	2,144.3		664.5	484.0		1.71	1.57

Risk Management, as adjusted	664.3	604.1	10%	109.5	94.5	16%	0.35	0.35	0%
New South Wales client run-off	—	—		(12.9)	—		(0.05)	—
Workforce & lease termination	—	—		(0.8)	(1.7)		—	(0.01)
Claim portfolio transfer and South Australia ramp up	—	1.4		(6.4)	0.1		(0.03)	—
Levelized foreign currency translation	—	5.5		—	1.6		—	0.01

Risk Management, as reported	664.3	611.0		89.4	94.5		0.27	0.35

Total Brokerage & Risk Management, as reported	$3,578.6	$2,755.3		$753.9	$578.5		1.98	1.92

Corporate, as adjusted							(0.02)	0.09
Retirement plan de-risking strategies							(0.08)	—
Non-cash gains on changes in ownership levels							0.09	0.05

Corporate, as reported							(0.01)	0.14

Total Company, as reported							$1.97	$2.06

Total Brokerage & Risk Management, as adjusted	$3,571.3	$2,754.0	30%	$842.9	$605.0	39%	$2.41	$2.00	21%

Total Company, as adjusted							$2.39	$2.09	14%

Brokerage Segment Fourth Quarter Highlights — The following tables provide information that management believes is helpful when comparing certain 2014 financial information with the same periods in 2013 (in millions):

Organic Revenues (non-GAAP)	4th Q 14	4th Q 13	Year 14		Year 13
Base Commissions and Fees
Commissions as reported	$559.5	$426.3	$2,083.0		$1,553.1
Fees as reported	178.3	130.0	595.0		450.5
Less commissions and fees from acquisitions	(164.7)	—	(595.2)		—
Less disposed of operations	—	(2.3)	—		(8.5)
Levelized foreign currency translation	—	(3.8)	—		9.7

Organic base commissions and fees	$573.1	$550.2	$2,082.8		$2,004.8

Organic change in base commissions and fees	4.2%		3.9	% *

Supplemental Commissions
Supplemental commissions as reported	$26.5	$23.9	$104.0		$77.3
Less supplemental commissions from acquisitions	(4.6)	—	(25.2)		—

Organic supplemental commissions	$21.9	$23.9	$78.8		$77.3

Organic change in supplemental commissions	-8.4%		1.9%

Contingent Commissions
Contingent commissions as reported	$16.3	$8.6	$84.7		$52.1
Less contingent commissions from acquisitions	(6.4)	—	(19.9)		—

Organic contingent commissions	$9.9	$8.6	$64.8		$52.1

Organic change in contingent commissions	15.1%		24.4%

Total organic change	3.8%		4.3%

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Brokerage Segment Fourth Quarter Highlights (continued)

*	Full year 2014 base commission and fee organic growth was favorably impacted by net larger account sales activity during the third quarter which was not consistent with historical patterns and may not repeat in the future. Full year base commission and fee organic growth would have been approximately 3.7% if net larger account sales activity was more consistent with historical patterns.

Adjusted Compensation Expense and Ratio (non-GAAP)		4th Q 14	4th Q 13	Year 14	Year 13
Reported amounts		$476.6	$370.1	$1,715.7	$1,290.4
Acquisition integration		(16.1)	(4.5)	(45.3)	(10.9)
Workforce and lease termination related charges		(1.8)	(6.6)	(7.4)	(7.7)
Acquisition related adjustments		—	—	(1.1)	—
Levelized foreign currency translation		—	(2.8)	—	8.6

Adjusted amounts		$458.7	$356.2	$1,661.9	$1,280.4

Adjusted ratios using adjusted revenues on pages 2 and 3	*	57.4%	60.7%	57.2%	59.6%

*	Adjusted fourth quarter compensation ratio was 3.3 pts lower than the same period in 2013. This ratio was primarily impacted by lower overall compensation levels of the larger recent acquisitions of 1.6 pts, headcount controls of 0.2 pts, defined contribution plan savings of 0.5 pts, employee medical plan savings of 0.4 pts and incentive compensation savings of 0.2 pts.

Adjusted Operating Expense and Ratio (non-GAAP)		4th Q 14	4th Q 13	Year 14	Year 13
Reported amounts		$155.2	$101.0	$534.1	$369.9
Acquisition integration		(10.4)	(2.3)	(21.8)	(13.2)
Workforce and lease termination related charges		—	—	(0.6)	(0.1)
Levelized foreign currency translation		—	(0.8)	—	2.4

Adjusted amounts		$144.8	$97.9	$511.7	$359.0

Adjusted ratios using adjusted revenues on pages 2 and 3	*	18.1%	16.7%	17.6%	16.7%

*	Adjusted fourth quarter operating expense ratio was 1.4 pts higher than the same period in 2013. This ratio was primarily impacted by higher overall operating expense levels of the larger recent acquisitions of 0.4 pts and increases in professional fees of 0.5 pts.

Adjusted EBITDAC (non-GAAP)		4th Q 14	4th Q 13	Year 14	Year 13
Total EBITDAC — see page 10 for computation		$171.5	$121.6	$664.5	$484.0
Gains from books of business sales		(4.7)	(1.9)	(7.3)	(5.2)
Acquisition integration **		26.5	6.8	67.1	24.1
Acquisition related adjustments		—	—	1.1	—
Workforce and lease termination related charges		1.8	6.6	8.0	7.8
Levelized foreign currency translation		—	(0.7)	—	(0.2)

Adjusted EBITDAC		$195.1	$132.4	$733.4	$510.5

Adjusted EBITDAC change		47.4%	28.4%	43.7%	23.3%

Adjusted EBITDAC margin	*	24.4%	22.6%	25.2%	23.8%

*	Adjusted fourth quarter EBITDAC margin was 1.8 pts higher than the same period in 2013. Approximately two-thirds of this improvement results from higher overall EBITDAC margins of the combined larger recent acquisitions and one-third from the positive effect of organic growth and cost controls.

**	Acquisition integration costs were primarily related to the larger recent acquisitions, communication system conversion costs and related compensation.

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Brokerage Segment Fourth Quarter Highlights (continued)

The following is a summary of Brokerage segment acquisition activity for 2014 and 2013:

	4th Q 14	4th Q 13	Year 14	Year 13
Shares issued for acquisitions & earnouts (excluding secondary offering)	2,370,000	1,743,000	6,453,000	5,181,000
Number of acquisitions closed	15	13	60	30
Annualized revenues acquired (in millions)	$67.6	$193.5	$761.2	$369.9

Risk Management Segment Fourth Quarter Highlights — The following tables provide information that management believes is helpful when comparing certain 2014 financial information with the same periods in 2013 (in millions):

Organic Revenues (non-GAAP)	4th Q 14	4th Q 13	Year 14	Year 13
Fees	$163.3	$147.6	$644.6	$589.0
International performance bonus fees	4.4	3.3	18.7	20.0

Fees as reported	167.7	150.9	663.3	609.0
Less fees from acquisitions	(0.4)	—	(4.1)	—
Less South Australia ramp up fees	—	—	—	(1.4)
Less New Zealand earthquake claims administration	—	—	—	(0.1)
Levelized foreign currency translation	—	(2.3)	—	(5.3)

Organic fees	$167.3	$148.6	$659.2	$602.2

Organic change in fees	12.6%	7.3%	9.5%	9.3%

Adjusted Compensation Expense and Ratio (non-GAAP)		4th Q 14	4th Q 13	Year 14	Year 13
Reported amounts		$100.9	$97.0	$401.6	$370.5
New South Wales client run-off**		(1.7)	—	(1.7)	—
Claim portfolio transfer ramp up costs		(1.2)	(1.2)	(3.6)	(1.2)
Workforce and lease termination related charges		—	(1.5)	(0.6)	(1.7)
Levelized foreign currency translation		—	(1.2)	—	(3.2)

Adjusted amounts		$98.0	$93.1	$395.7	$364.4

Adjusted ratios using adjusted revenues on pages 2 and 3	*	58.4%	62.4%	59.6%	60.3%

*	Adjusted fourth quarter compensation ratio was 4.0 pts lower than the same period in 2013. The 2013 ratio was 1.5 pts higher due to abnormally adverse employee medical plan severity. The remaining 2.5 pts of decrease in fourth quarter 2014 compared to 2013 is primarily due to compensation savings related to headcount controls.

Adjusted Operating Expense and Ratio (non-GAAP)		4th Q 14	4th Q 13	Year 14	Year 13
Reported amounts		$54.6	$35.6	$173.3	$146.0
New South Wales client run-off**		(11.2)	—	(11.2)	—
Claim portfolio transfer and South Australia ramp up costs		(0.5)	—	(2.8)	(0.1)
Workforce and lease termination related charges		(0.2)	—	(0.2)	—
Levelized foreign currency translation		—	(0.3)	—	(0.7)

Adjusted amounts		$42.7	$35.3	$159.1	$145.2

Adjusted ratios using adjusted revenues on pages 2 and 3	*	25.4%	23.7%	24.0%	24.0%

*	Adjusted fourth quarter operating expense ratio was 1.7 pts higher than the same period in 2013. This ratio was primarily impacted by higher professional fees of 1.0 pts.

**	As previously announced on November 18, 2014, a contract with the New South Wales Compensation Scheme in Australia moved to run-off on January 1, 2015. Most of the amounts adjusted herein relate to non-cash impairments of capitalized software and personnel costs dedicated to servicing the run-off contract.

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Risk Management Segment Fourth Quarter Highlights (continued)

Adjusted EBITDAC (non-GAAP)	4th Q 14	4th Q 13	Year 14	Year 13
Total EBITDAC — see page 10 for computation	$12.4	$18.9	$89.4	$94.5
New South Wales client run-off	12.9	—	12.9	—
Workforce and lease termination related charges	0.2	1.5	0.8	1.7
Claim portfolio transfer and South Australia ramp up	1.7	1.2	6.4	(0.1)
Levelized foreign currency translation	—	(0.8)	—	(1.6)

Adjusted EBITDAC	$27.2	$20.8	$109.5	$94.5

Adjusted EBITDAC change	30.8%	-6.1%	15.9%	6.4%

Adjusted EBITDAC margin	16.2%	13.9%	16.5%	15.6%

Corporate Segment Fourth Quarter Highlights — The following table provides information that management believes is helpful when comparing 2014 operating results for the Corporate Segment with the same periods in 2013 (in millions):

	2014				2013
	Pretax Earnings (Loss)	Income Tax Benefit	Net Earnings (Loss)		Pretax Earnings (Loss)	Income Tax Benefit	Net Earnings (Loss)
4th Quarter
Interest and banking costs	$(26.4)	$10.6	$(15.8)		$(14.5)	$5.8	$(8.7)
Clean energy investments	(29.8)	52.6	22.8		(15.5)	31.3	15.8
Acquisition costs	(6.9)	2.2	(4.7)		(6.2)	1.5	(4.7)
Corporate	(9.0)	4.2	(4.8)	(1)	(5.5)	3.9	(1.6)

Adjusted 4th quarter	$(72.1)	$69.6	$(2.5)		$(41.7)	$42.5	$0.8

Diluted net earnings per share, as adjusted			$(0.02)				$0.01
Retirement plan de-risking strategies			(0.08)	(1)			—

Diluted net earnings per share, as reported			$(0.10)				$0.01

Year
Interest and banking costs	$(91.2)	$36.5	$(54.7)		$(53.0)	$21.2	$(31.8)
Clean energy investments	(88.7)	179.2	90.5	(2)	(58.9)	116.8	57.9	(2)
Acquisition costs	(23.1)	3.3	(19.8)		(5.6)	0.2	(5.4)
Corporate	(21.5)	2.3	(19.2)	(1)	(18.7)	9.8	(8.9)

Adjusted full year	$(224.5)	$221.3	$(3.2)		$(136.2)	$148.0	$11.8

Diluted net earnings per share, as adjusted			$(0.02)				$0.09
Non-cash gains on changes in ownership levels			0.09	(2)			0.05	(2)
Retirement plan de-risking strategies			(0.08)	(1)			—

Diluted net earnings per share, as reported			$(0.01)				$0.14

(1)	Excludes a non-cash after-tax settlement charge of $12.5 million, or approximately $0.08 per share, related to retirement plan de-risking strategies. As announced in Gallagher’s third quarter 2014 earnings release and conference call, and more fully discussed on page 54 of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, Gallagher was in the process of pursuing retirement plan de-risking strategies. The window for accepting the offers closed in early December 2014 and the payouts were completed prior to December 31, 2014.

(2)	Excludes non-cash after tax gains of $14.1 million and $5.8 million from re-consolidation accounting gains related to clean-energy investments recorded in first quarters of 2014 and 2013, respectively.

Debt, interest and banking — At December 31, 2014, Gallagher had $2,125.0 million of borrowings from private placements and $140.0 million of short-term borrowings under its line of credit facility. On June 16, 2014 we entered into a revolving loan facility that provides funding for the three acquired Australian and New Zealand premium finance subsidiaries. This facility comprises four tranches which total approximately $180.0 million, of which $127.9 million was outstanding at December 31, 2014. These premium funding related borrowings are fully collateralized by the underlying premium finance related receivables and as such is excluded from our debt covenant computations.

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Corporate Segment Fourth Quarter Highlights (continued)

At-the-market equity program — Gallagher has an at-the-market equity program under which up to $166.3 million of its common stock remaining in the program may be sold through Morgan Stanley & Co. LLC as sales agent. During fourth quarter 2014, Gallagher sold 609,886 shares of its common stock under this program at a weighted average price of $48.11 per share, resulting in net proceeds to Gallagher, after sales commissions, of approximately $29.0 million.

Clean energy investments — The following provides certain information related to Gallagher’s investments in limited liability companies that own 34 clean coal production plants, which produce refined coal using proprietary technologies owned by Chem-Mod. We believe that the production and sale of refined coal at these plants qualifies to receive refined coal tax credits under IRC Section 45 through 2019 for the fourteen 2009 Era Plants and through 2021 for the twenty 2011 Era Plants. The underlying operations of those investments where Gallagher has a controlling ownership interest are consolidated.

		Gallagher’s Portion of Estimated
($ in millions)	Gallagher’s Tax-Effected Book Value At December 31, 2014	Additional Required Tax-Effected Capital Investment	Ultimate Annual After-tax Earnings *
Investments that own 2009 Era Plants
10 Under long-term production contracts	$9.0	$—	$20.0
4 In negotiations for long-term production contracts	1.4	Not Estimable	Not Estimable
Investments that own 2011 Era Plants
16 Under long-term production contracts	31.9	3.8	75.0
4 In negotiations for long-term production contracts	1.4	Not Estimable	Not Estimable

*	Reflects management’s current best estimate of the ultimate future potential annual after-tax earnings based on production estimates from the host utilities. However, host utilities do not consistently utilize the refined fuel plants at ultimate production levels due to seasonal electricity demand, as well as for many other operational, regulatory and environmental compliance reasons.

Gallagher’s investment in Chem-Mod generates royalty income from clean energy plants owned by those limited liability companies in which it invests as well as refined coal production plants owned by other unrelated parties. Based on current production estimates provided by licensees, Chem-Mod could generate for Gallagher an average of approximately $4.0 million of net after-tax earnings per quarter.

All estimates set forth above regarding the potential future earnings impact of our clean energy investments are subject to significant risks. Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our prospectus supplement filed on April 11, 2014, for a more detailed discussion of these and other factors that could impact the information above.

Acquisition costs — Consists mostly of external professional fees and other due diligence costs related to acquisitions.

Corporate — Consists of overhead allocations mostly related to corporate staff compensation. Gallagher incurred a $12.5 million after tax non-cash settlement charge in the fourth quarter of 2014 related to a retirement plan de-risking strategy that is more fully discussed in Note 3 on page 16 of the supplemental quarterly data that is available at www.ajg.com.

Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher historically has reported, and anticipates reporting for the foreseeable future, an effective tax rate of approximately 35% to 37% in both its Brokerage and Risk Management segments. Gallagher’s consolidated effective tax rate for the quarter ended December 31, 2014 and 2013 was (95.8)% and (21.7)%, respectively. Gallagher’s tax rate for the quarter ended December 31, 2014 was lower than the statutory rate and was lower than 2013 due to the amount of IRC Section 45 tax credits earned in 2014 compared to 2013.

Foreign Currency

During the fourth quarter of 2014 the US Dollar strengthened significantly verses other global currencies. The impact of the exchange rate differences between comparative periods in 2013 have been reflected in the tables throughout this earnings release. Had the US Dollar remained at levels seen in the third quarter of 2014, Gallagher would have reported an additional $0.01 of net earnings per share in the fourth quarter of 2014 and for full year 2014 in the Brokerage segment. The foreign currency impact to the Risk Management segment was insignificant.

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Webcast Conference Call

Gallagher will host a webcast conference call on Wednesday, February 4, 2015 at 9:00 a.m. ET/8:00 a.m. CT. To listen to this call, please go to www.ajg.com. The call will be available for replay at such website for not less than 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 30 countries and offers client-service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

Cautionary Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding (i) the amount of, and potential uses for, investment returns generated by Gallagher’s clean energy investments; (ii) our corporate income tax rate; (iii) anticipated future results or performance of any segment or the Company as a whole; (iv) the premium rate environment; (v) the future margin impact of recent acquisitions; (vi) future debt to earnings ratios of the company; and (vii) the economic environment.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following:

•	Risks and uncertainties related to Gallagher’s clean energy investments including uncertainties related to political and regulatory risks, including potential actions by Congress or challenges by the IRS eliminating or reducing the availability of tax credits under IRC Section 45 retroactively and/or going forward; the ability to maintain and find co-investors; the potential for divergent business objectives by co-investors and other stakeholders; plant operational risks, including supply-chain risks; utilities’ future use of, or demand for, coal; the market price of coal; the costs of moving a clean coal plant; intellectual property litigation risks; and environmental risks — all could impact (i) and (ii) above; and

•	Changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally and changes in the insurance brokerage industry’s competitive landscape — all could impact (iii) — (vii) above.

Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its prospectus supplement filed on April 11, 2014, for a more detailed discussion of these and other factors that could impact its forward-looking statements. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments, adjusted revenues, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue measures for each operating segment. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition. Gallagher’s industry peers may provide similar supplemental non-GAAP information related to organic revenues and EBITDAC, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. Certain reclassifications have been made to the prior year amounts reported in this press release in order to conform them to the current year presentation.

Adjusted presentation — Gallagher believes that the adjusted presentations of the current and prior year information, presented in this earnings release, provides stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period.

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•	Adjusted revenues and expenses — Gallagher defines these measures as revenues, compensation expense and operating expense, respectively, each adjusted to exclude net gains realized from sales of books of business, acquisition integration costs, claim portfolio transfer and South Australia ramp up fees/costs, New South Wales client run-off costs, workforce related charges, lease termination related charges, acquisition related adjustments and the impact of foreign currency translation, as applicable. Integration costs include costs related to transactions not expected to occur on an ongoing basis in the future once we fully assimilate the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Adjusted ratios — Adjusted compensation expense ratio and adjusted operating expense ratio are defined as adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Earnings Measures — Gallagher believes that each of EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin and diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments, as defined below, provides a meaningful representation of its operating performance. Gallagher considers EBITDAC and EBITDAC margin as a way to measure financial performance on an ongoing basis. Adjusted EBITDAC, adjusted EBITDAC margin and diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments are presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•	EBITDAC — Gallagher defines this measure as net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables.

•	EBITDAC margin — Gallagher defines this measure as EBITDAC divided by total revenues.

•	Adjusted EBITDAC — Gallagher defines this measure as EBITDAC adjusted to exclude net gains realized from sales of books of business, acquisition integration costs, workforce related charges, lease termination related charges, claim portfolio transfer and South Australia ramp up fees/costs, New South Wales client run-off costs, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable.

•	Adjusted EBITDAC margin — Gallagher defines this measure as adjusted EBITDAC divided by total adjusted revenues (defined above).

•	Diluted net earnings per share (as adjusted) for the Brokerage and Risk Management segments — Gallagher defines this measure as net earnings adjusted to exclude the after-tax impact of net gains realized from sales of books of business, acquisition integration costs, claim portfolio transfer and South Australia ramp up fees/costs, New South Wales client run-off costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments and effective income tax rate impact divided by diluted weighted average shares outstanding. The effective income tax rate impact represents the difference in income tax expense for tax amounts derived using the actual effective tax rate compared to tax amounts derived using a normalized effective tax rate.

Organic Revenues — For the Brokerage segment, organic change in base commission and fee revenues excludes the first twelve months of net commission and fee revenues generated from acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior year. In addition, change in base commission and fee organic growth excludes the impact of supplemental commission and contingent commission revenues and the period-over-period impact of foreign currency translation. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions accounted for as purchases and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the impact of South Australia ramp-up fees and the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures — This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on page 10), for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on pages 2 and 3), for organic revenue measures (on pages 3 and 5, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 4 and 5, respectively, for the Brokerage and Risk Management segments). Reported compensation and operating expense ratios can be found in the supplemental quarterly data available at www.ajg.com.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC — 4th Qtr and Year Ended December 31,

(Unaudited — in millions except per share, percentage and workforce data)

Brokerage Segment	4th Q Ended Dec 31, 2014	4th Q Ended Dec 31, 2013	Year Ended Dec 31, 2014	Year Ended Dec 31, 2013
Commissions	$559.5	$426.3	$2,083.0	$1,553.1
Fees	178.3	130.0	595.0	450.5
Supplemental commissions	26.5	23.9	104.0	77.3
Contingent commissions	16.3	8.6	84.7	52.1
Investment income and gains realized on books of business sales (1)	22.7	3.9	47.6	11.3

Revenues	803.3	592.7	2,914.3	2,144.3

Compensation	476.6	370.1	1,715.7	1,290.4
Operating	155.2	101.0	534.1	369.9
Depreciation	12.6	9.0	44.7	31.1
Amortization	53.5	34.5	186.7	122.7
Change in estimated acquisition earnout payables	0.9	1.0	17.5	2.6

Expenses	698.8	515.6	2,498.7	1,816.7

Earnings before income taxes	104.5	77.1	415.6	327.6
Provision for income taxes	41.1	26.6	151.8	122.8

Net earnings	$63.4	$50.5	$263.8	$204.8

EBITDAC
Net earnings	$63.4	$50.5	$263.8	$204.8
Provision for income taxes	41.1	26.6	151.8	122.8
Depreciation	12.6	9.0	44.7	31.1
Amortization	53.5	34.5	186.7	122.7
Change in estimated acquisition earnout payables	0.9	1.0	17.5	2.6

EBITDAC	$171.5	$121.6	$664.5	$484.0

Risk Management Segment	4th Q Ended Dec 31, 2014	4th Q Ended Dec 31, 2013	Year Ended Dec 31, 2014	Year Ended Dec 31, 2013
Fees	$167.7	$150.9	$663.3	$609.0
Investment income	0.2	0.6	1.0	2.0

Revenues	167.9	151.5	664.3	611.0

Compensation	100.9	97.0	401.6	370.5
Operating	54.6	35.6	173.3	146.0
Depreciation	5.8	5.2	20.9	19.4
Amortization	0.7	0.6	2.8	2.5
Change in estimated acquisition earnout payables	—	(0.8)	—	(0.9)

Expenses	162.0	137.6	598.6	537.5

Earnings before income taxes	5.9	13.9	65.7	73.5
Provision for income taxes	2.8	5.2	24.5	27.3

Net earnings	$3.1	$8.7	$41.2	$46.2

EBITDAC
Net earnings	$3.1	$8.7	$41.2	$46.2
Provision for income taxes	2.8	5.2	24.5	27.3
Depreciation	5.8	5.2	20.9	19.4
Amortization	0.7	0.6	2.8	2.5
Change in estimated acquisition earnout payables	—	(0.8)	—	(0.9)

EBITDAC	$12.4	$18.9	$89.4	$94.5

Corporate Segment	4th Q Ended Dec 31, 2014	4th Q Ended Dec 31, 2013	Year Ended Dec 31, 2014	Year Ended Dec 31, 2013
Revenues from consolidated clean coal facilities	$266.0	$141.9	$975.3	$387.1
Royalty income from clean coal licenses	13.3	8.8	57.4	32.0
Loss from unconsolidated clean coal facilities	(0.2)	(2.3)	(3.2)	(6.6)
Other net revenues	(4.9)	(2.4)	18.4	11.8

Revenues	274.2	146.0	1,047.9	424.3

Cost of revenues from consolidated clean coal facilities	291.2	155.7	1,058.9	437.3
Compensation	29.2	6.0	50.3	24.1
Operating	11.2	11.1	59.8	36.5
Interest	25.7	13.9	89.0	50.1
Depreciation	1.0	1.0	3.8	2.9

Expenses	358.3	187.7	1,261.8	550.9

Loss before income taxes	(84.1)	(41.7)	(213.9)	(126.6)
Benefit for income taxes	(69.1)	(42.5)	(212.3)	(144.2)

Net earnings	$(15.0)	$0.8	$(1.6)	$17.6

EBITDAC
Net earnings	$(15.0)	$0.8	$(1.6)	$17.6
Benefit for income taxes	(69.1)	(42.5)	(212.3)	(144.2)
Interest	25.7	13.9	89.0	50.1
Depreciation	1.0	1.0	3.8	2.9

EBITDAC	$(57.4)	$(26.8)	$(121.1)	$(73.6)

See “Information Regarding Non-GAAP Measures” on page 8 of 12 and notes to fourth quarter 2014 earnings release on page 12 of 12.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC — 4th Qtr and Year Ended December 31,

(Unaudited — in millions except share and per share data)

Total Company	4th Q Ended Dec 31, 2014	4th Q Ended Dec 31, 2013	Year Ended Dec 31, 2014	Year Ended Dec 31, 2013
Commissions	$559.5	$426.3	$2,083.0	$1,553.1
Fees	346.0	280.9	1,258.3	1,059.5
Supplemental commissions	26.5	23.9	104.0	77.3
Contingent commissions	16.3	8.6	84.7	52.1
Investment income and gains realized on books of business sales	22.9	4.5	48.6	13.3
Revenues from clean coal activities	279.1	148.4	1,029.5	412.5
Other net revenues — Corporate	(4.9)	(2.4)	18.4	11.8

Revenues	1,245.4	890.2	4,626.5	3,179.6

Compensation	606.7	473.1	2,167.6	1,685.0
Operating	221.0	147.7	767.2	552.4
Cost of revenues from clean coal activities	291.2	155.7	1,058.9	437.3
Interest	25.7	13.9	89.0	50.1
Depreciation	19.4	15.2	69.4	53.4
Amortization	54.2	35.1	189.5	125.2
Change in estimated acquisition earnout payables	0.9	0.2	17.5	1.7

Expenses	1,219.1	840.9	4,359.1	2,905.1

Earnings before income taxes	26.3	49.3	267.4	274.5
Provision (benefit) for income taxes	(25.2)	(10.7)	(36.0)	5.9

Net earnings	$51.5	$60.0	$303.4	$268.6

Diluted net earnings per share	$0.31	$0.45	$1.97	$2.06

Dividends declared per share	$0.36	$0.35	$1.44	$1.40

EBITDAC
Net earnings	$51.5	$60.0	$303.4	$268.6
Provision (benefit) for income taxes	(25.2)	(10.7)	(36.0)	5.9
Interest	25.7	13.9	89.0	50.1
Depreciation	19.4	15.2	69.4	53.4
Amortization	54.2	35.1	189.5	125.2
Change in estimated acquisition earnout payables	0.9	0.2	17.5	1.7

EBITDAC	$126.5	$113.7	$632.8	$504.9

Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited — in millions except per share data)

	Dec 31, 2014	Dec 31, 2013
Cash and cash equivalents	$314.4	$298.1
Restricted cash	1,367.6	1,027.4
Premiums and fees receivable	1,462.5	1,288.8
Other current assets	666.7	261.3

Total current assets	3,811.2	2,875.6
Fixed assets — net	195.4	160.4
Deferred income taxes	392.6	279.8
Other noncurrent assets	385.2	320.7
Goodwill — net	3,449.6	2,145.2
Amortizable intangible assets — net	1,776.0	1,078.8

Total assets	$10,010.0	$6,860.5

Premiums payable to insurance and reinsurance companies	$2,623.3	$2,154.7
Accrued compensation and other accrued liabilities	623.7	370.6
Unearned fees	66.1	84.5
Other current liabilities	61.7	44.5
Premium financing borrowings	127.9	—
Corporate related borrowings — current	140.0	630.5

Total current liabilities	3,642.7	3,284.8
Corporate related borrowings — noncurrent	2,125.0	825.0
Other noncurrent liabilities	1,012.9	665.2

Total liabilities	6,780.6	4,775.0

Stockholders’ equity:
Common stock — issued and outstanding	164.6	133.6
Capital in excess of par value	2,649.4	1,358.1
Retained earnings	676.0	596.4
Accumulated other comprehensive loss	(260.6)	(2.6)

Total stockholders’ equity	3,229.4	2,085.5

Total liabilities and stockholders’ equity	$10,010.0	$6,860.5

See “Information Regarding Non-GAAP Measures” on page 8 of 12 and notes to fourth quarter 2014 earnings release on page 12 of 12.

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Arthur J. Gallagher & Co.

Other Information and Notes

(Unaudited — data is rounded where indicated)

OTHER INFORMATION	4th Q Ended Dec 31, 2014	4th Q Ended Dec 31, 2013	Year Ended Dec 31, 2014	Year Ended Dec 31, 2013
Basic weighted average shares outstanding (000s)	162,705	132,334	152,854	128,894
Diluted weighted average shares outstanding (000s)	164,007	133,990	154,259	130,467
Common shares issued for acquisitions & earnouts (excluding secondary offering) (000s)	2,370	1,743	6,453	5,181
Number of acquisitions closed	15	14	60	31
Annualized revenues acquired (in millions)	$67.6	$207.5	$761.2	$383.9
Number of common shares outstanding at end of period (000s)			164,605	133,618
Workforce at end of period (includes acquisitions):
Brokerage			14,952	11,193
Risk Management			4,889	4,806
Total Company			20,240	16,336

Notes to Fourth Quarter 2014 Earnings Release

(1)	The reported investment income and gains realized on books of business sales for 2014 include premium financing income primarily generated by the Crombie/OAMPS operations which were acquired on June 16, 2014. Operating results of the Crombie/OAMPS premium financing business recognized by Gallagher in 2014 are as follows (in millions):

	4th Q Ended Dec 31, 2014	Year Ended Dec 31, 2014
Premium financing interest and fee income (included in investment income line)	$11.6	$26.7

Revenues	11.6	26.7

Compensation and commissions (included in compensation expense line)	4.3	9.9
Operating costs and premium financing interest (included in operating expense line)	4.7	10.8

Expenses	9.0	20.7

EBITDAC	$2.6	$6.0

Contact: Marsha Akin

Director — Investor Relations

630-285-3501 or marsha_akin@ajg.com

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